July 1, 2009

Contract between Grant Hartford Corporation & Garnet Range Resources

Grant Hartford Corporation (GHC), 619, SW Higgins, Suite O, Missoula, MT 59803, hereby enters into an agreement to lease a vehicle from Garnet Range Resources L.L.C. (GRR), 619 SW Higgins, Suite O, Missoula, MT 59803, under the following terms:

1.	GRR shall provide GHC the use of an automobile for a period of 2 years beginning April 22, 2009 to April 21, 2010,
2.	GHC shall pay GRR, in advance, the sum of $4,500 for the use of the vehicle for the 2 year period,
3.	GHC shall have at all times insurance coverage on the vehicle including liability and comprehensive coverage,
4.	GHC shall be responsible for all repairs, licensing, fuel, and any other costs associated with the vehicle during the lease period.

Eric Sauve Grant Hartford Corporation	Joyce Charlton Garnet Range Resources L.L.C.